Exhibit 99.1

Contact:	Randall Oliver (media) (323) 869-7607 randall.oliver@smartandfinal.com Richard Phegley (investors) (323) 869-7779 rick.phegley@smartandfinal.com

SMART AND FINAL REACHES PROPOSED SETTLEMENT

OF CALIFORNIA WAGE-AND-HOUR CLASS ACTION LAWSUIT

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COMMON STOCK REPURCHASE PROGRAM AUTHORIZED

LOS ANGELES, September 14, 2005 – Smart & Final Inc. (NYSE-SMF) today announced that it has reached an agreement in principle to settle a class action lawsuit involving the compensation of hourly employees in its California stores. The lawsuit, Olivas v. Smart & Final, alleged that the company failed to properly calculate overtime pay, failed to pay employees for all hours worked including meal and rest periods, and failed to pay certain other compensation. The lawsuit was certified as a class action in January 2004 with approximately 13,000 potential class members representing former and current store employees, and covering a period of over six years.

Under the terms of the proposed settlement, Smart & Final will compensate class members who make verified claims to a third party claims administrator appointed by the court. The proposed settlement is anticipated to be submitted for preliminary court approval on October 5, 2005. The company currently estimates that it will record a pre-tax charge of approximately $19 million in its 2005 third quarter, to account for the class member compensation, attorney fees and administrative expenses.

Smart & Final has denied that it had liability for the class action matters, and the settlement specifically disclaims any liability or wrongdoing by the company.

Etienne Snollaerts, president and chief executive officer, commented “Unfortunately, similar class action lawsuits have been filed against many California retailers, restaurants, and other employers in recent years. While we believe that we have defenses to the claims in this action, we have agreed to the proposed settlement to resolve all of the plaintiffs’ claims and avoid the continuing distraction and expense, together with the risks, of protracted litigation.”

Separately, Smart & Final today announced that its Board of Directors has authorized the repurchase of up to $20 million of the company’s common stock. The repurchases will be made in the

Smart & Final Inc.

open market or in privately negotiated transactions, at management’s discretion according to market conditions and the price of Smart & Final stock.

“The stock repurchase plan reflects our belief that Smart & Final stock, at current market prices, is undervalued based on recent performance and our growth prospects. Having the authority to repurchase shares provides us with an additional opportunity to provide value to our shareholders and to offset the dilutive effect of stock option exercises”, Snollaerts said.

The company’s majority shareholder, Casino Guichard-Perrachon, has indicated that it does not currently plan to tender any shares under the proposed repurchase program, but that it reserves the right to do so.

Under the terms of the company’s current credit agreements, it is anticipated that the litigation charge when recorded will result in a violation of certain financial covenants. The company has applied to its lenders for a waiver of the litigation charge in the calculation of these covenants. The company has also requested an amendment of the current credit facilities’ provisions permitting the payment of dividends, to also permit common stock repurchases. The company believes that its lenders will approve both requests.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 238 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business. Accordingly, any forward-looking statements included herein do not

Smart & Final Inc.

purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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